EMAIL for Customers

Wording for e-mail to be sent to significant customers of GLB by relationship managers.

As a follow-up to my phone call and in recognition of our valued business relationship, I wanted to provide the attached documents to you as soon as possible following this morning's announcement of the acquisition of Great Lakes Bancorp by First Niagara Financial Group (www.fnfg.com). We are excited by the expanded opportunities this acquisition will present from the merging of two community based financial institutions with similar operating philosophies. As a result, we do not anticipate any material changes to our very successful business relationship or our methodology of doing business.

If you have any immediate questions please don’t hesitate to contact me.

Thank you for your past support and I look forward to meeting all of your continuing financial needs.

WITH ATTACHMENT OF ANNOUNCEMENT!

Great Lakes Bancorp and First Niagara will file a joint proxy statement/prospectus and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission (the “SEC”). Shareholders are urged to read the registration statement and the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about First Niagara and Great Lakes, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus to be filed by First Niagara can be obtained, when available and without charge, by directing a request to Great Lakes Bancorp, Inc., Attention: Andrew W. Dorn, Jr., 2421 Main Street, Buffalo, New York (716) 961-1920 or to First Niagara Financial Group, Inc., Attention: Anthony M. Alessi, Investor Relations, 6950 South Transit Road, P.O. Box 514, Lockport, New York, (716) 625-7692.

Great Lakes, First Niagara and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Great Lakes in connection with the acquisition. Information about the directors and executive officers of Great Lakes and their ownership of Great Lakes common stock is set forth in Great Lakes’ most recent proxy statement as filed with the SEC on April 12, 2007, which is available at the SEC’s Internet site (http://www.sec.gov) and at Great Lakes’ address in the preceding paragraph or on its web site (http://www.greatlakesbancorp.com). Information about the directors and executive officers of First Niagara is set forth in First Niagara’s most recent proxy statement filed with the SEC and available at the SEC’s Internet site and from First Niagara at the address set forth in the preceding paragraph. Additional information regarding the interests of these participants may be obtained by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available.